EXHIBIT 10.4

February 4, 2009

John Dulchinos

Dear John,

Pursuant to the January 28, 2009 approval by the Adept Board of Directors, the September 2, 2008 letter agreement between you and Adept Technology is amended to reflect a 20% reduction in base pay salary effective January 5, 2009. The reduction in pay shall remain in force for calendar 2009 until a determination to revise your salary base is approved by the Board.

Sincerely,

/s/ Lisa M. Cummins
Lisa M. Cummins Vice President of Finance and Chief Financial Officer

I have read, understand, and accept the revision of my base salary.

/s/ John Dulchinos
John Dulchinos 2/4/09